Exhibit 99.2

(AMEX:GTA)

AT THE COMPANY

Michael C. Pearce

President and Chief Executive Officer

(843) 723-4653

FOR IMMEDIATE RELEASE

January 29, 2009

GOLF TRUST OF AMERICA, INC.

ANNOUNCES SALE OF THE WILDEWOOD COUNTRY CLUB AND THE COUNTRY CLUB OF WOODCREEK FARMS AND THE PAYMENT OF THE OUTSTANDING BALANCE UNDER ITS REVOLVING LINE OF CREDIT

CHARLESTON, SC, January 29, 2009 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that on January 23, 2009, the Company and certain of its affiliated entities completed the sale of the business and the related assets of the Wildewood Country Club and The Country Club of Woodcreek Farms (collectively known as “Stonehenge”).  The business and its assets were sold to WCWW Committee, LLC, (the “Purchaser”) pursuant to the Purchase and Sale Agreement dated September 26, 2008.

The purchase price received by the Company from the Purchaser was (a) approximately $4,100,000 in cash subject to certain credits, adjustments and prorations pursuant to the Agreement, (b) the assumption of certain liabilities and (c) contingent value rights as referenced by Exhibit 10.1 to the Company's Form 8-K filed on October 1, 2008.

The Company also announced today that on January 23, 2009, the Company paid the outstanding balance of $4,100,000 under its revolving line of credit with Textron Financial that was scheduled to mature on March 18, 2009.  This loan was collateralized by a security interest in Stonehenge.  With the retirement in full of the Textron revolving line of credit, the Company has no outstanding corporate indebtedness.

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Golf Trust of America, Inc. was formerly a real estate investment trust.  From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.   On November 8, 2007, the Company’s shareholders voted to exit its plan of liquidation and move forward as a going concern.  The Company is currently pursuing potential acquisition candidates.  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

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The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company also wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.